Exhibit 99.1

Newtek Business Services Corp. Reports Third Quarter 2019 Financial Results

Net Investment Income (Loss) Improved Year Over Year by 62.5% on a per Share Basis in the Third Quarter of 2019

Adjusted Net Investment Income Increased 26.0% Year Over Year on a per Share Basis in the Third Quarter of 2019

Lake Success, N.Y. - November 6, 2019 - Newtek Business Services Corp. (“Newtek” or the “Company”) (Nasdaq: NEWT), an internally managed business development company (“BDC”), announced today its financial and operating results for the three and nine months ended September 30, 2019.

Third Quarter 2019 Highlights

•Total investment income of $16.0 million for the three months ended September 30, 2019; an increase of 29.4% over total investment income of $12.4 million for the three months ended September 30, 2018.
•Net investment loss of $(0.533) million, or $(0.03) per share, for the three months ended September 30, 2019; a 62.5% improvement on a per share basis over net investment loss of $(1.4) million, or $(0.08) per share, for the three months ended September 30, 2018.
•Adjusted net investment income (“ANII”)1 of $12.2 million, or $0.63 per share, for the three months ended September 30, 2019; an increase of 26.0% on a per share basis compared to ANII of $9.3 million, or $0.50 per share, for the three months ended September 30, 2018.
•Net asset value (“NAV”) was $299.8 million, or $15.41 per share, at September 30, 2019; an increase of 1.5% on a per share basis, over NAV of $15.19 per share at December 31, 2018.
•Debt-to-equity ratio of 133% at September 30, 2019.
•At September 30, 2019, proforma debt-to-equity ratio was 123.7% as a result of the sales of government-guaranteed portions of SBA 7(a) loans prior to September 30, 2019, which sales settled subsequent to the balance sheet date.
•Total investment portfolio increased by 12.9% to $610.9 million at September 30, 2019, from $541.1 million at December 31, 2018.

Exhibit 99.1
•The Company closed its public offering of $63.3 million in aggregate principal amount of 5.75% Notes Due 2024 (“Notes,” Nasdaq “NEWTL”), including the exercise of the overallotment of $8.25 million. The Company utilized the net proceeds from this offering to redeem its outstanding 7.50% 2022 Notes, to fund its SBA 7(a) lending activity, to make direct investments in portfolio companies and for general working capital purposes. In connection with the Notes offering, Egan Jones maintained its rating of A- on Newtek and rated the Notes A-.

Financial Highlights - Nine Months Ended September 30, 2019

•Total investment income of $43.9 million for the nine months ended September 30, 2019; an increase of 26.0% over total investment income of $34.9 million for the nine months ended September 30, 2018.
•Net investment loss of $(2.6) million, or $(0.14) per share, for the nine months ended September 30, 2019, a 58.8% improvement on a per share basis over net investment loss of $(6.4) million, or $(0.34) per share, for the nine months ended September 30, 2018.
•ANII of $31.5 million, or $1.65 per share, for the nine months ended September 30, 2019; an increase of 20.4% on a per share basis, over ANII of $25.6 million, or $1.37 per share, for the nine months ended September 30, 2018.

2019 Dividend Payments and 2020 Dividend Guidance

•The Company paid a third quarter 2019 cash dividend of $0.58 per share on September 30, 2019 to shareholders of record as of September 20, 2019.
•On October 10, 2019, the Company declared a fourth quarter 2019 cash dividend of $0.71 per share, payable on December 30, 2019 to shareholders of record December 16, 2019.
•The declaration of the fourth quarter 2019 dividend is in line with the Company’s 2019 annual dividend guidance of $2.15 per share, which, when paid, will represent an approximate 19.4% increase over the 2018 annual cash dividend of $1.80 per share.
•The Company forecasts paying an annual cash dividend of $2.192 per share in 2020, which would represent a 1.9% increase over the 2019 annual dividend of $2.15 per share.

Lending Highlights

•Newtek Small Business Finance, LLC (“NSBF”) funded $114.3 million of SBA 7(a) loans during the three months ended September 30, 2019; a 6.6% decrease over $122.4 million of SBA 7(a) loans funded for the three months ended September 30, 2018.
•NSBF forecasts full year 2019 SBA 7(a) loan fundings of $520 million which would represent a 10.8% increase over SBA 7(a) loan fundings for the year ended December 31, 2018.
•Newtek Business Lending (“NBL”), our wholly owned portfolio company which originates SBA 504 loans, forecasts full year 2019 SBA 504 loan closings of approximately $60 million.
•Newtek Conventional Lending (“NCL”), the joint venture between Newtek Commercial Lending, Inc., a wholly owned subsidiary of Newtek, and Conventional Lending TCP Holding, LLC, a wholly owned affiliate of BlackRock TCP Capital Corp., began operations in May 2019 and has closed $55.2 million in non-conforming conventional loans through October 31, 2019.
•The Company recognized $0.43 million of dividend income from NCL during the three months ended September 30, 2019.

Subsequent Third Quarter 2019 Highlights

•On October 4, 2019, the Company closed its tenth and largest small business loan securitization, with the sale of $118,920,000 of Unguaranteed SBA 7(a) Loan-Backed Notes, Series 2019-1, consisting of $93,540,000 of Class A Notes and $25,380,000 Class B Notes (collectively, the “Notes”), rated “A” and “BBB-”, respectively, by S&P Global Ratings.

Exhibit 99.1
Barry Sloane, Chairman, President and Chief Executive Officer said, “We are pleased to report our results for the three and nine months ended September 30, 2019. With the payment of the fourth quarter 2019 dividend on December 30, 2019, our 2019 annual dividend of $2.15 per share will represent a 19.4% increase over our 2018 annual dividend. On the heels of this almost 20% year-over-year dividend increase, we are issuing our annual 2020 dividend forecast of $2.19 per share, which would represent an approximate 2% increase over the 2019 annual dividend and leans towards conservatism. We historically have issued annual dividend guidance approximately 14 months in advance and have consistently explained to the investment community that due to operational aspects of our business, our quarterly dividend payments typically fluctuate. In addition, as a result of our continued focus on our portfolio companies, we anticipate the growth of contributions to our income from the non-SBA 7(a) portions of the business, which we believe is a tremendous strength of our business model. Our goal is to meet and exceed our performance objectives and hurdles. We believe we are one of the few BDCs that has consistently increased its dividend and NAV over its almost five-year operating history, which sets us apart in the BDC sector. In fact, our average dividend increase on an annual basis over the past 4 years has been approximately 10%, including newly issued annual 2020 dividend forecast.”

Mr. Sloane continued, “With the addition of the non-conforming conventional loan business, we have augmented the Company’s diversified streams of income while leveraging the Newtek business lending platform and brand. Since NCL began operations in May 20, 2019, through October 31, 2019, NCL has closed over $55 million of non-conforming conventional loans, and we are optimistic that we will continue this closing pace through the remainder of 2019. In addition, we are seeing improvements in the performance of Newtek’s other portfolio companies, which are part of our diversified business model that serves independent business owners in all 50 states.”

Mr. Sloane concluded, “Our net investment income (loss) for the three and nine months ended September 30, 2019 realized significant year-over-year improvement as our unguaranteed loan portfolio continues to grow and our cost of debt continues to shrink. Our recent $63.3 million 5.75% bond issue (Nasdaq: NEWTL), traded at a premium to par at a yield of 5.57% as of October 31, 2019. In addition, we issued our tenth and largest securitization in our nine-year securitization history - which issuance garnered our largest advance rate and best pricing of 183 basis points over LIBOR - since our first securitization in 2010. Our growing portfolio of floating-rate loans without caps, and a decrease in our cost of debt financing, are material contributors to the improvement in our net investment income (loss). Finally, our servicing income and the distributions from our portfolio companies also contributed to the 58.8% year-over-year improvement in net investment income (loss) for the nine months ended September 30, 2019. We have an abundance of information to cover during our earnings conference call tomorrow morning, and look forward to our discussion with the investment community.”

Investor Conference Call and Webcast

A conference call to discuss third quarter 2019 results will be hosted by Barry Sloane, Chairman and Chief Executive Officer, and Christopher Towers, Chief Accounting Officer, tomorrow, Thursday, November 7, 2019 at 8:30 a.m. ET. The live conference call can be accessed by dialing (877) 303-6993 or (760) 666-3611.

In addition, a live audio webcast of the call with the corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events-and-presentations. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation and will remain available for 90 days.

1Use of Non-GAAP Financial Measures - Newtek Business Services Corp. and Subsidiaries

In evaluating its business, Newtek considers and uses ANII as a measure of its operating performance. ANII includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans and conventional loans, and beginning in 2016, capital gain distributions from controlled portfolio

Exhibit 99.1
companies, which are reoccurring events. The Company defines ANII as Net investment income (loss) plus Net realized gains recognized from the sale of guaranteed portions of SBA 7(a) loan investments, less realized losses on non-affiliate investments, plus or minus loss on lease adjustment, plus the net realized gains on controlled investments, plus or minus the change in fair value of contingent consideration liabilities, plus loss on extinguishment of debt.

The term ANII is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP.  ANII has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider ANII in isolation, or as a substitute for net investment income, or other consolidated income statement data prepared in accordance with U.S. GAAP.  Among other things, ANII does not reflect the Company’s actual cash expenditures.  Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools.  The Company compensates for these limitations by relying primarily on its GAAP results supplemented by ANII.

2Note Regarding Dividend Payments

Amount and timing of dividends, if any, remain subject to the discretion of the Company’s Board of Directors. The Company's Board of Directors expects to maintain a dividend policy with the objective of making quarterly distributions in an amount that approximates 90 - 100% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business and financial solutions under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB relationships across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek® and Your Business Solutions Company®, are registered trademarks of Newtek Business Services Corp.

Note Regarding Forward Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions

Exhibit 99.1
you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (In Thousands, except for Per Share Data)
	September 30, 2019	December 31, 2018
ASSETS	(Unaudited)
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $397,745 and $355,589, respectively; includes $235,551 and $323,388, respectively, related to securitization trusts)	$389,605	$349,402
SBA guaranteed non-affiliate investments (cost of $20,489 and $17,217, respectively)	21,851	19,100
Controlled investments (cost of $97,228 and $74,279, respectively)	198,408	171,585
Non-control/affiliate investments (cost of $1,000 and $1,000, respectively)	1,000	1,000
Investments in money market funds (cost of $9 and $9, respectively)	9	9
Total investments at fair value	610,873	541,096
Cash	3,596	2,316
Restricted cash	24,151	29,034
Broker receivable	34,486	42,617
Due from related parties	3,911	3,232
Servicing assets, at fair value	23,297	21,360
Right of use assets	8,253	—
Other assets	22,192	13,686
Total assets	$730,759	$653,341

LIABILITIES AND NET ASSETS
Liabilities:
Bank notes payable	$84,942	$34,700
Notes due 2022 (par: $0 as of September 30, 2019 and $8,324 as of December 31, 2018)	—	8,019
Notes due 2023 (par: $57,500 as of September 30, 2019 and December 31, 2018)	55,917	55,564
Notes due 2024 (par: $63,250 as of September 30, 2019 and $0 as of December 31, 2018)	61,249	—
Notes payable - Securitization trusts (par: $172,231 and $220,137 as of September 30, 2019 and December 31, 2018)	169,526	216,507
Notes payable - related parties	20,663	16,840
Due to related parties	111	4
Lease liabilities	10,194	—
Deferred tax liabilities	10,033	9,241
Accounts payable, accrued expenses and other liabilities	18,372	25,021
Total liabilities	431,007	365,896

Commitment and contingencies
Net assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 19,447 and 18,919 issued and outstanding, respectively)	389	379
Additional paid-in capital	266,076	254,498
Accumulated undistributed earnings	33,287	32,568

Exhibit 99.1

Total net assets	299,752	287,445
Total liabilities and net assets	$730,759	$653,341
Net asset value per common share	$15.41	$15.19

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (In Thousands, except for Per Share Data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Investment income
From non-affiliate investments:
Interest income	$7,468	$5,925	$21,519	$16,602
Servicing income	2,542	2,177	7,473	6,250
Other income	1,233	1,128	3,720	3,291
Total investment income from non-affiliate investments	11,243	9,230	32,712	26,143
From Non-control/affiliate investments:
Dividend income	27	26	86	36
Total investment income from non-control/affiliate investments	27	26	86	36
From controlled investments:
Interest income	223	204	658	553
Dividend income	4,528	2,925	10,478	8,125
Total investment income from controlled investments	4,751	3,129	11,136	8,678
Total investment income	16,021	12,385	43,934	34,857
Expenses:
Salaries and benefits	3,587	5,469	10,659	15,559
Interest	5,476	4,110	14,923	11,414
Depreciation and amortization	125	122	378	358
Professional fees	1,215	642	2,842	2,169
Origination and servicing	2,134	1,983	5,915	5,756
Origination and servicing - related party	2,060	—	6,719	—
Change in fair value of contingent consideration liabilities	9	6	64	23
Loss on extinguishment of debt	251	—	251	1,059
Other general and administrative costs	1,697	1,499	4,782	4,872
Total expenses	16,554	13,831	46,532	41,210
Net investment loss	(533)	(1,446)	(2,598)	(6,353)
Net realized and unrealized gains (losses):
Net realized gain on non-affiliate investments - SBA 7(a) loans	10,865	10,554	32,260	30,754
Net realized gain on non-affiliate investments - conventional loan	—	278	—	278
Net realized gain on controlled investments	1,600	—	1,600	52
Net unrealized depreciation on SBA guaranteed non-affiliate investments	(209)	(1,177)	(521)	(1,352)
Net unrealized (depreciation) appreciation on SBA unguaranteed non-affiliate investments	(14)	4,057	(1,957)	6,751
Net unrealized appreciation on controlled investments	957	1,659	3,874	1,579
Change in deferred taxes	(27)	(444)	(792)	(417)
Net unrealized depreciation on servicing assets	(2,002)	(1,097)	(3,469)	(3,175)
Net realized and unrealized gains	$11,170	$13,830	$30,996	$34,470
Net increase in net assets resulting from operations	$10,637	$12,384	$28,398	$28,117
Net increase in net assets resulting from operations per share	$0.55	$0.66	$1.49	$1.51
Net investment loss per share	$(0.03)	$(0.08)	$(0.14)	$(0.34)

Exhibit 99.1

Dividends and distributions declared per common share	$0.58	$0.48	$1.44	$1.30
Weighted average number of shares outstanding	19,228	18,791	19,115	18,656

Exhibit 99.1
NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES-
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

(in thousands, except per share amounts)	Three months ended September 30, 2019	Per share	Three months ended September 30, 2018	Per share
Net investment loss	$(533)	$(0.03)	$(1,446)	$(0.08)
Net realized gain on non-affiliate investments - SBA 7(a) loans	10,865	0.57	10,554	0.56
Net realized gain on non-affiliate investments - conventional loans	—	—	278	0.01
Net realized gain on controlled investments	1,600	0.08	—	—
Loss on lease	—	—	(76)	(0.00)
Change in fair value of contingent consideration liabilities	9	0.00	6	0.00
Loss on debt extinguishment	251	0.01	—	—
Adjusted Net investment income	$12,192	$0.63	$9,316	$0.50
Note: Per share amounts may not foot due to rounding.

(in thousands, except per share amounts)	Nine months ended September 30, 2019	Per share	Nine months ended September 30, 2018	Per share
Net investment loss	$(2,598)	$(0.14)	$(6,353)	$(0.34)
Net realized gain on non-affiliate investments - SBA 7(a) loans	32,260	1.69	30,754	1.65
Net realized gain on non-affiliate investments - conventional loans	—	—	278	0.01
Net realized gain on controlled investments	1,600	0.08	52	0.00
Loss on lease	(105)	(0.01)	(228)	(0.01)
Change in fair value of contingent consideration liabilities	64	0.00	23	0.00
Loss on debt extinguishment	251	0.01	1,059	0.06
Adjusted Net investment income	$31,472	$1.65	$25,585	$1.37
Note: Per share amounts may not foot due to rounding.

Exhibit 99.1
NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
DEBT-TO-EQUITY RATIO-ACTUAL AT SEPTEMBER 30, 2019

(in thousands):
Actual Debt to Equity ratio at September 30, 2019
Total senior debt	$398,586
Total equity	$299,752
Debt to equity ratio - actual at September 30, 2019	133.0%

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
DEBT-TO-EQUITY RATIO-PROFORMA AT SEPTEMBER 30, 2019

(in thousands):
Broker receivable, including premium income receivable	$34,486
Less: realized gain on sale included in broker receivable	(3,457)
Broker receivable	31,029

90% advance rate on SBA guaranteed non-affiliate portions of loans sold, not settled	$27,926

Proforma debt adjustments:
Total Senior Debt as of September 30, 2019	$398,586
Proforma adjustment for broker receivable as of September 30, 2019, as calculated above	(27,926)
Total proforma debt at September 30, 2019	$370,660

Proforma Debt to Equity ratio at September 30, 2019:
Total proforma debt	$370,660

Total equity	$299,752
Debt to equity ratio - proforma at September 30, 2019	123.7%